Exhibit 99.1

Tasty Baking Company Reports Second Quarter 2010 Financial Results

Company focused on optimizing new Navy Yard bakery

PHILADELPHIA--(BUSINESS WIRE)--August 2, 2010--Tasty Baking Company (NasdaqGM: TSTY) today reported net sales of $43.5 million for its second quarter ended June 26, 2010, a 7.3% decrease from the $47.0 million reported for the second quarter last year. For the second quarter of 2010, the company reported a net loss of $3.3 million compared to net income of $2.3 million in the second quarter of 2009. On a pre-tax basis, results for the second quarter of 2010 and 2009 included accelerated depreciation of $1.4 million and $1.3 million, respectively. In addition, the second quarter of 2010 contained $5.1 million, pre-tax, of additional expenses related to maintaining two production facilities simultaneously in Philadelphia as well as the costs related to the transition of production to the new facility at the Navy Yard. In the second quarter of 2010 the company also recorded $0.7 million in pre-tax income related to the sale of spare parts and equipment as well as $0.6 million in severance expense. Results from the second quarter of 2009 included $3.7 million in pre-tax income related to the termination of the company’s postretirement life insurance plan.

FINANCIAL HIGHLIGHTS SECOND QUARTER 2010
$ in millions, except per share data (unaudited)	Q2 2010	Q2 2009	% Change[1]	2010 Year to Date	2009 Year to Date	% Change[1]

Gross Sales	$73.9	$78.5	-6.0%	$146.1	$155.5	-6.0%
Net Sales	$43.5	$47.0	-7.3%	$86.7	$93.1	-6.9%
Depreciation[2]	$3.9	$3.3	16.7%	$8.6	$6.6	30.8%
Gross Margin %[3]	17.0%	34.5%	-17.5 pps	18.2%	31.3%	-13.1 pps
Net Income / (Loss)[4]	($3.3)	$2.3	n/m	($7.3)	$2.3	n/m
Net Income / (Loss) per Fully-diluted Share[5]	($0.41)	$0.27	n/m	($0.90)	$0.27	n/m
Adjusted EBITDA[6]	$6.8	$7.5	-9.3%	$11.6	$11.1	3.7%
Footnotes:
[1]	Percentages may not calculate due to rounding.
[2]	Includes accelerated depreciation related to the company’s move from its Hunting Park facility of $1.4 million in Q2 2010 and $1.3 million in Q2 2009 as well as $4.1 million for 2010 year-to-date and $2.6 million for 2009 year-to-date.
[3]

Based on net sales less cost of sales and depreciation. Accelerated depreciation, as described in footnote 2, reduced gross margin by approximately 320 basis points in Q2 2010 and 280 basis points in Q2 2009. In 2010 and 2009 year-to-date, accelerated depreciation reduced gross margin by approximately 470 and 280 basis points, respectively. In Q2 2009, the company recorded a $3.7 million benefit related to a change in the company’s postretirement life insurance plan. Approximately, $2.2 million of the benefit was recorded in cost of sales, which increased gross margin by approximately 470 basis points in Q2 2009 and 240 basis points 2009 year-to-date. The remainder of the benefit was classified in selling, general, and administrative expenses.

[4]	Due to the after-tax impact of accelerated depreciation as described in footnote 2, net income was reduced by $0.9 million in Q2 2010 and by $0.8 million in Q2 2009. For 2010 and 2009 year-to-date, accelerated depreciation reduced net income by $2.5 million and $1.6 million, respectively. As described in footnote 3, Q2 2009 net income reflects $2.1 million, after-tax, in income related to the termination of the company’s postretirement life insurance plan.
[5]

Accelerated depreciation, as described in footnote 4, reduced Q2 2010 and Q2 2009 net income per fully-diluted share by approximately $0.11 and $0.10, respectively. For 2010 and 2009 year-to-date, accelerated depreciation reduced net income per fully-diluted share by approximately $0.31 and $0.20 per share, respectively. As described in footnote 4, results in Q2 2009 reflect $0.24 per share of income due to changes in the company’s postretirement life insurance plan.

[6]	Earnings before net interest, income taxes, depreciation, and amortization adjusted for certain items (see reconciliation table of GAAP Net Income to Adjusted EBITDA, a non-GAAP financial measure, provided below).

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “The second quarter of 2010 proved to be a challenging period for us in terms of top line performance as well as the transition to the Navy Yard facility. While we continued to outperform the category and increased our overall share, sales were down significantly versus the second quarter of 2009. We are intently focused on combating these top-line pressures through a combination of new products, new packaging and increased penetration in selected Route expansion territories. ”

Mr. Pizzi continued, “We announced the completion of the transition of all of our production lines and the closure of the Hunting Park facility in June 2010. We incurred approximately $5.1 million in additional operating costs in the second quarter of 2010 to not only transition to and start up production at the Navy Yard facility, but also to simultaneously operate two Philadelphia facilities. During the quarter and since the closure of the Hunting Park facility, we have faced challenges while optimizing the performance of our operations at the Navy Yard bakery. We are, however, working diligently to overcome these challenges and expect to achieve the efficiencies necessary to generate our target of $13-15 million in annual, pre-tax savings, net of leases, but before debt service during the fourth quarter of 2010.”

Mr. Pizzi concluded, “With regards to the potential sale of the Hunting Park and Fox Street properties, the due-diligence period ended July 30, 2010 and the buyer has deposited an additional $0.5 million into a non-refundable escrow account. The company anticipates that it will close on the sale of these properties in September 2010.”

RESULTS OF OPERATIONS

Gross sales in the second quarter of 2010 decreased $4.7 million, or 6.0%, versus the comparable period in 2009. The reduction in gross sales was driven by a 4.9% decline in total volumes, primarily driven by lower sales to direct customers and third-party distributors, production limitations stemming from transition issues at the Philadelphia Navy Yard facility as well as moderately lower sales in the company’s Route territories. Total net sales declined 7.3% in the second quarter of 2010 compared to the prior year period driven by the decline in volume as well as lower net sales realization resulting from higher promotional and product return costs.

Total cost of sales, excluding depreciation, rose 17.4%, or $4.8 million, on a unit volume decrease of 4.9% in the second quarter of 2010 as compared to the same period a year ago. The increase in cost of sales was driven by the impact of the $5.1 million in transition related costs, $4.6 million of which were classified as a component of cost of sales with the remainder classified as a component of selling, general and administrative costs. Also driving the increase was a $1.6 million dollar increase in the cost of key ingredients and packaging as well as $1.5 million in rental expense associated with the new manufacturing and distribution facility, $1.4 million of which was non-cash. Partially offsetting these increases were lower fixed manufacturing costs and beneficial sales mix, as well as the impact on cost of sales from lower sales volumes. In addition, in the second quarter of 2009, the company recorded a $3.7 million benefit related to the termination of the company’s postretirement life insurance plan, $2.2 million of which was recorded as an offset to cost of sales.

Gross profit declined $8.8 million in the second quarter of 2010 as compared to the second quarter of 2009. This decline was driven by the increase in cost of sales and a $0.6 million increase in depreciation expense as compared to the same period last year, as well as the impact of lower sales volumes.

Selling, general and administrative expense decreased 2.9% or $0.4 million in the second quarter of 2010 versus the comparable period in 2009. The decline in selling, general and administrative costs was primarily due to favorability in incentive compensation costs, resulting from the reversal of the company’s 2009 bonus accrual, as well as reductions in other employee related costs. Partially offsetting this was $0.5 million in expenses related to the transition to the new production and distribution facility at the Navy Yard in the second quarter of 2010. In addition, in the second quarter of 2009, the company recorded a $3.7 million benefit related to the termination of the company’s postretirement life insurance plan, $1.5 million of which was recorded as an offset to selling, general and administrative expenses.

As of the end of the second quarter of 2010, the company amended its bank credit facilities primarily to provide for additional flexibility, to avoid an instance of non-compliance and to change certain financial covenants including its maximum operating leverage ratio and minimum required EBITDA, up through and including the fourth quarter of 2011.

CONFERENCE CALL

Tasty Baking Company management will host a conference call Monday, August 2, 2010, at 10:00 a.m. ET to discuss the company’s financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. The webcast link can be found in the “Investors” section, under the subheading “Webcasts & Presentations.” For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-800-642-1687 and enter the passcode “86285123.” The telephone replay will be available from 2:00 p.m. on August 2, 2010, until August 9, 2010, 11:59 p.m. ET.

NON-GAAP FINANCIAL MEASURES

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA represents earnings before net interest, income taxes, depreciation, and amortization. The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation, and amortization (EBITDA), which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to: i) the severance costs recorded in fiscal 2009 and 2010; ii) expenses related to the need to maintain two production facilities simultaneously in Philadelphia as well as the costs related to the transition of production to the new facility at the Navy Yard, which the company believes are not indicative of future results; and iii) non-cash rental expense in fiscal 2009 and 2010 for the corporate office and new bakery at the Philadelphia Navy Yard. The company also presented gross profit and gross margin, GAAP financial measures, excluding the impact of depreciation (“gross profit excluding depreciation” and “gross margin excluding depreciation”), which are non-GAAP financial measures, to provide a more comparable metric to prior quarters’ performance. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA, Adjusted EBITDA, gross profit excluding depreciation, and gross margin excluding depreciation as presented herein are not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA and Adjusted EBITDA to net income, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. In addition, a schedule is provided below reconciling gross profit and gross margin excluding depreciation to gross profit and gross margin.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate,'' "believe,'' "could,'' "estimate,'' "expect,'' "intend,'' "may,'' "plan,'' "predict,'' "project,'' "should,'' "would,'' "is likely to,'' or "is expected to'' and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to complete a new facility and relocate thereto, the risks of business interruption and an adverse impact on financial results while optimizing production at the new facility, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the estimated operating cash savings from the company’s transition to the new manufacturing facility will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

		13 Weeks Ended		26 Weeks Ended
		6/26/2010	6/27/2009	6/26/2010	6/27/2009

Gross sales		$73,859	$78,532	$146,145	$155,461
Less discounts and allowances		(30,332)	(31,575)	(59,483)	(62,341)
Net sales		43,527	46,957	86,662	93,120

Cost of sales, exclusive of depreciation shown below		32,237	27,451	62,295	57,372
Depreciation		3,876	3,320	8,581	6,559
Selling, general and administrative		12,018	12,376	24,932	25,071
Interest expense		1,579	545	2,898	1,150
Other (income)/expense, net		(309)	(175)	(72)	(383)

Income/(loss) before provision for income taxes		(5,874)	3,440	(11,972)	3,351

Provision for income taxes		(2,540)	1,095	(4,718)	1,077

Net income/(loss)		$(3,334)	$2,345	$(7,254)	$2,274

Average number of shares outstanding:	Basic	8,151	8,062	8,140	8,060
	Diluted	8,151	8,062	8,140	8,060
Per share of common stock:

Net income/(loss): Basic and Diluted		($0.41)	$0.27	($0.90)	$0.27

Cash Dividend		$0.05	$0.05	$0.10	$0.10

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	6/26/2010	12/26/2009

Current assets	$35,518	$31,799
Property, plant, and equipment, net	124,709	121,652
Other assets	36,961	36,019

Total assets	$197,188	$189,470

Current liabilities	$38,362	$31,865
Long-term debt	100,085	89,534
Accrued pension and other liabilities	37,779	40,287
Shareholders' equity	20,962	27,784

Total liabilities and shareholders' equity	$197,188	$189,470

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of August 2, 2010

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation, and amortization (EBITDA), which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to: i) the severance costs recorded in fiscal 2009 and 2010; ii) expenses related to the need to maintain two production facilities simultaneously in Philadelphia as well as the costs related to the transition of production to the new facility at the Navy Yard, which the company believes are not indicative of future results; and iii) non-cash rental expense in fiscal 2009 and 2010 for the corporate office and new bakery at the Philadelphia Navy Yard.
(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	6/26/2010	6/27/2009	6/26/2010	6/27/2009

Net Income	(3,334)	2,345	(7,254)	2,274
Add (Subtract):
Net interest	1,398	332	2,529	717
Provision for income taxes	(2,540)	1,095	(4,718)	1,077
Depreciation	3,876	3,320	8,581	6,559
Amortization	166	91	302	183
EBITDA	(434)	7,183	(560)	10,810

Add Back: severance expense	608	47	1,094	55
Add Back: new bakery transition expenses	5,143	-	8,035	-
Add Back: non-cash building rentals	1,494	276	2,988	276

Adjusted EBITDA	$6,811	$7,506	$11,557	$11,141

The table below reconciles gross profit and gross margin, presented in accordance with GAAP, to gross profit and gross margin excluding depreciation, which are non-GAAP financial measures.
(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	6/26/2010	6/27/2009	6/26/2010	6/27/2009

Net Sales	$43,527	$46,957	$86,662	$93,120
Subtract:
Cost of Sales	32,237	27,451	62,295	57,372
Depreciation	3,876	3,320	8,581	6,559
Gross Profit	$7,414	$16,186	$15,786	$29,189
Gross margin including depreciation (% of net sales)	17.0%	34.5%	18.2%	31.3%

Add:
Depreciation	3,876	3,320	8,581	6,559
Gross Profit excluding depreciation	$11,290	$19,506	$24,367	$35,748
Gross margin excluding depreciation (% of net sales)	25.9%	41.5%	28.1%	38.4%

CONTACT:
Tasty Baking Company
Chad Ramsey, 215-221-8538
V.P., Financial Planning & Investor Relations
chad.ramsey@tastykake.com
or
Paul D. Ridder, 215-221-8500
Chief Financial Officer